FOR MORE INFORMATION:  Michael R. Cox
Phone   765.497.5829
mcox@BASInc.com

Bioanalytical Systems, Inc. Reports Financial Results for First Half of Fiscal 2010

WEST LAFAYETTE, Ind., May 14, 2010—  Bioanalytical Systems, Inc. (Nasdaq: BASI) today reported financial results for the second quarter and first six months of fiscal 2010, ended March 31, 2010.

 Revenue decreased 2% in the second quarter of fiscal 2010 to $6.9 million compared to revenue of $7.1 million   for the comparable period in fiscal 2009. Service revenue declined 1% to $5.2 million and Products revenue declined 3% to $1.7 million. The net loss for the second quarter was $1,212,000, or $0.25 per basic and diluted share, compared to a net loss of $1,831,000, or $0.37 per basic and diluted share, for the second quarter of fiscal 2009.

Revenue decreased 12% in the first six months of fiscal 2010 to $13.3 million compared to revenue of $15.1 million for the comparable period in fiscal 2009. Service revenue declined 11% and Products revenue declined 15% from the first six months of the prior fiscal year. The net loss for the first six months was $2,700,000, or $0.55 per basic and diluted share, compared to a net loss of $3,415,000, or $0.69 per basic and diluted share for the first half of fiscal 2009.

Michael Cox, Chief Financial Officer, stated, “Our operations in our most recently completed fiscal quarter have shown improvement over last year and the first quarter of this fiscal year.  Our operating loss of $1,281,000 is after we took charges for additional staff reductions of $520,000 and settled a contingent lease liability for our prior Baltimore facility for $250,000.  We had positive cash flow from operations for the quarter.  We increased our backlog during the quarter, and continue to make pursuing new sales opportunities a top priority as we hope to benefit from an overall economic improvement.    Yet there is, in our business as well as the general economy, a long way to go to put this recession behind us.  During the course of this downturn, we made a significant improvement in our cost structure, a discipline we intend to maintain.  We continue to stringently monitor cash and limit capital additions as we pursue alternatives to refinance $2.4 million of bank debt that is maturing in the coming twelve months.”

About Bioanalytical Systems, Inc.

BASi is a pharmaceutical development company providing contract research services and monitoring instruments to the world’s leading drug development companies and medical research organizations. The company focuses on developing innovative services and products that increase efficiency and reduce the cost of taking a new drug to market. Visit www.BASInc.com for more about BASi.

This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to changes in the market and demand for our products and services,  the development, marketing and sales of products and services, changes in technology, industry standards and regulatory standards, and various market and operating risks detailed in the company’s filings with the Securities and Exchange Commission.

[TURN THE PAGE FOR CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS]

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)
(in thousands, except  per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2010	2009	2010	2009
Service revenue	$5,247	$5,322	$10,058	$11,310
Product revenue	1,688	1,744	3,254	3,833
Total revenue	6,935	7,066	13,312	15,143

Cost of service revenue	4,754	5,276	9,325	10,564
Cost of product revenue	696	918	1,306	1,660
Total cost of revenue	5,450	6,194	10,631	12,224

Gross profit	1,485	872	2,681	2,919
Operating expenses:
Selling	683	829	1,468	1,835
Research and development	138	213	310	418
General and administrative	1,944	2,030	3,431	4,440
Total operating expenses	2,765	3,072	5,209	6,693

Operating loss	(1,281)	(2,200)	(2,528)	(3,774)

Interest expense	(275)	(249)	(516)	(641)
Other income	---	---	---	3
Loss before income taxes	(1,556)	(2,449)	(3,044)	(4,412)

Income tax benefit	(344)	(618)	(344)	(997)

Net loss	$(1,212)	$(1,831)	$(2,700)	$(3,415)

Basic net loss per share	$(0.25)	$(0.37)	$(0.55)	$(0.69)
Diluted net loss per share	$(0.25)	$(0.37)	$(0.55)	$(0.69)

Weighted common shares outstanding:
Basic	4,915	4,915	4,915	4,915
Diluted	4,915	4,915	4,915	4,915

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